CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,692,800	$196.53

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 18, 2011

(To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-169119

$1,692,800 Barclays Bank PLC Trigger Autocallable Optimization Securities Linked to the Depositary Receipts of the Oil Service HOLDRSSM Trust due January 25, 2016

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Depositary Receipts issued by the Oil Service HOLDRSSM Trust (the “underlying equity”), which represent the undivided beneficial ownership in the common stock of a group of specified companies that provide drilling, well-site management and related products and services for the oil service industry. The Securities are designed for investors who believe that the price of the underlying equity will increase over the term of the Securities. If the underlying equity closes at or above the closing price of the underlying equity on the Trade Date (the “Initial Price”) on any Observation Date (which will occur first on or about January 23, 2012, and then quarterly thereafter as described on page PS-3 of this pricing supplement), Barclays Bank PLC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, the Issuer will either repay you the full principal amount or, if the underlying equity closes below the Trigger Price, which equals 60% of the Initial Price, on the Final Valuation Date, the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying equity from the Trade Date to the Final Valuation Date, up to 100% of your principal amount invested. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Call Return—Barclays Bank PLC will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑

Contingent Repayment of Principal Amount at Maturity—If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay your full principal amount, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return.

Key Dates

Trade Date:	January 18, 2011
Settlement Date:	January 21, 2011
Observation Dates	Quarterly after 1 year, commencing January 23, 2012
Final Valuation Date[1]:	January 19, 2016
Maturity Date[1]:	January 25, 2016
[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement; provided however, references therein to “exchange-traded fund” will be deemed to refer to the Oil Service HOLDERSSM Trust.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These final terms relate to Securities linked to the performance of the Depositary Receipts issued by the Oil Service HOLDRSSM Trust. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
Oil Service HOLDRSSM Trust (OIH)	10.30% per annum	$147.54	$88.52, which is 60% of the Initial Price	06740P593	US06740P5935

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Oil Service HOLDRSSM Trust (OIH)	$1,692,800	100%	$42,320	2.50%	$1,650,480	97.50%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside equity risk as the underlying equity.

♦	You believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable Call Return, a return based on a rate of 10.30% per annum.

♦	You are willing to forgo dividends paid on the underlying equity and the component stocks of the underlying equity.

♦	You do not seek current income from this investment.

♦

You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦

You do not believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the underlying equity will close below the Trigger Price, which is 60% of the Initial Price, on the Final Valuation Date.

♦	You seek an investment that is designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk of the underlying equity and in which you could lose up to 100% of your principal.

♦	You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the specified Call Return, a return based on a rate of 10.30% per annum.

♦

You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦	You prefer to receive dividends paid on the underlying equity or the component stocks of the underlying equity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page PS-6 as well as the ''Risk Factors'' beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms 1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	5 years, unless called earlier
Underlying Equity[2]:	Depositary Receipts of the Oil Service HOLDRSSM Trust (Ticker: OIH) (the “underlying equity”)
Call Feature:	The Securities will be called if the Closing Price of the underlying equity on any Observation Date is at or above the Initial Price. If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.
Observation Dates[3]:	The first Observation Date will occur on or about January 23, 2012; Observation Dates will occur quarterly thereafter on or about April 19, 2012, July 19, 2012, October 19, 2012, January 22, 2013, April 19, 2013, July 19, 2013, October 21, 2013, January 21, 2014, April 21, 2014, July 21, 2014, October 21, 2014, January 20, 2015, April 20, 2015, July 20, 2015, October 19, 2015 and January 19, 2016 (the “Final Valuation Date”).
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)
Call Return/Call Return Rate:	The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate of 10.30% per annum. The table below is based on the Call Return Rate of 10.30% per annum.

Observation Date[3]	Call Return (numbers below assume a rate of 10.30% per annum)*	Call Price (per $10.00)*
January 23, 2012	10.30%	$11.03
April 19, 2012	12.88%	$11.29
July 19, 2012	15.45%	$11.55
October 19, 2012	18.03%	$11.80
January 22, 2013	20.60%	$12.06
April 19, 2013	23.18%	$12.32
July 19, 2013	25.75%	$12.58
October 21, 2013	28.33%	$12.83
January 21, 2014	30.90%	$13.09
April 21, 2014	33.48%	$13.35
July 21, 2014	36.05%	$13.61
October 21, 2014	38.63%	$13.86
January 20, 2015	41.20%	$14.12
April 20, 2015	43.78%	$14.38
July 20, 2015	46.35%	$14.64
October 19, 2015	48.93%	$14.89
January 19, 2016	51.50%	$15.15
*Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return) Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.
Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	$88.52, which is 60% of the Initial Price.
Initial Price:	$147.54. the closing price of the underlying equity on the Trade Date.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds ” in the prospectus supplement; provided however, references therein to “exchange-traded fund” will be deemed to refer to the Oil Service HOLDERSSM Trust.

[3]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement; provided however, references therein to “exchange-traded fund” will be deemed to refer to the Oil Service HOLDERSSM Trust.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following terms. Numbers in the examples below have been rounded for ease of analysis:

Principal Amount:	$10.00
Term	5 years
Initial Price:	$147.54
Call Return Rate:	10.30% per annum (or 2.575% per quarterly period occurring after the 1st year)
Observation Dates:	The first Observation Date will occur on or about January 23, 2012; Observation Dates will occur quarterly thereafter as set forth under “Final Terms” in this pricing supplement.
Trigger Price:	$88.52 (which is 60% of the Initial Price)

Example 1—Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$162.29 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$11.03

Because the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $11.03 per $10.00 principal amount (10.30% total return on the Securities).

Example 2—Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$140.16 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$143.11 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$138.69 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$154.92 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$15.15

Because the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $15.15 per $10.00 principal amount (51.50% total return on the Securities).

Example 3—Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$140.16 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$143.11 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$138.69 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$146.06 (below Initial Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4—Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$140.16 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$143.11 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$138.69 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$66.39 (below Initial Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 55.00%) $4.50

Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as described in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying equity. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the underlying equity that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Securities have a return profile that differs substantially from the return profile of the underlying equity, we believe it is more likely than not that Section 1260 should not apply at all to your Securities. If your Securities were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the underlying equity referenced by your Securities on the date that you purchased your Securities and sold those shares on the date of the sale, redemption or maturity of the Securities. Because application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity or the component stocks of the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal—The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the underlying equity closes at or above the Initial Price on an Observation Date, and if the Securities are not called, whether the Final Price of the underlying equity is greater than or equal to the Trigger Price. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.

♦

The call feature limits your potential return—The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

♦

Reinvestment risk—If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate of 10.30% could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent repayment of principal applies only at maturity—You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.

♦

Higher call return rates are generally associated with a greater risk of loss—Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that security. However, while the Call Return Rate is set on the Trade Date, the underlying equity’s volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

No interest payments, dividend payments or voting rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity or the component stocks of the underlying equity would have.

♦

There may be little or no secondary market for the Securities—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the underlying equity—The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity or the component stocks of the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦

Price prior to maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Single equity risk—The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the underlying equity, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

There is a high probability that the Securities will be called or that the underlying equity will fall below the Trigger Price—Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. At the same time, there is also a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment.

♦

Antidilution adjustments—For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

♦

Potential Barclays Bank PLC impact on market price of underlying equity—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity or the component stocks of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Discount trading price—The underlying equity may trade at a discount to the aggregate value of the securities underlying the Oil Service HOLDRSSM Trust, which will adversely affect the value of the Securities.

♦

The underlying equity may not represent solely oil service companies—As a result of distributions of securities by the issuers of underlying common stocks currently held by the Oil Service HOLDRSSM Trust or other corporate events such as mergers, securities other than the underlying stocks that are not involved in the oil service industry may be represented by the underlying equity.

♦

The value of the underlying equity is not necessarily representative of the oil service industry—While the underlying common stocks currently held by the Oil Service HOLDRSSM Trust are common stocks of companies generally considered to be involved in various segments of the oil service industry, such underlying stocks, and therefore the value of the underlying equity, may not necessarily follow the price movements of the entire oil service industry generally. If the underlying stocks decline in value, the value of underlying equity will likely decline in value even if common stock prices in the oil service industry generally increase in value.

♦

Downturns in the oil and gas industry have had, and may in the future have, a negative effect on the sales and profitability of oil service companies—Oil service companies depend upon the level of activity in oil and gas exploration and production for their revenues. Negative short-term and long-term trends in oil and gas prices affect the level of this activity. Factors that contribute to the volatility of oil and gas prices include the following:

♦	the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and pricing;

♦	the level of production in non-OPEC countries;

♦	the demand for oil and gas, which is negatively impacted by economic downturns;

♦	the policies of various governments regarding exploration and development of oil and gas reserves; advances in exploration and development technology; and

♦	the political environment of oil-producing region.

Market fluctuations, as well as general political and economic conditions such as recession, war or interest rate or currency rate fluctuations, may decrease the market price of oil service stocks. There can also be no assurance that any future terrorist attacks or other acts of war will not have a negative effect on the market price of oil service stocks. Similar declines in crude oil prices may adversely affect the business of the companies included in the Oil Service HOLDRSSM Trust. As a result of fluctuations in the trading prices of the companies included in the Oil Service HOLDRSSM Trust, the trading price of the underlying equity has fluctuated significantly.

♦

The maturity of the Securities may be accelerated if the Oil Service HOLDRSSM Trust is terminated, dissolved, or otherwise liquidated—The Oil Service HOLDRSSM Trust is subject to termination if, among other things, the trustee resigns and no successor trustee is appointed within 60 days, if 75% or more of the holders of the Depositary Receipts vote to dissolve or liquidate the assets of the Oil Service HOLDRSSM Trust, or if the Depositary Receipts are delisted and are not relisted on another U.S. national securities exchange. If the Oil Service HOLDRSSM Trust is terminated and no successor underlying equity (as determined in the sole discretion of the calculation agent) is available, the maturity date of the Securities will be accelerated. Such acceleration will likely have a negative effect on your payment, if any, at maturity. For further information on the circumstances under which the maturity date may be accelerated and how the amount payable on the Securities will be determined upon an acceleration, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds ” in the prospectus supplement; provided however, references therein to “exchange-traded fund” will be deemed to refer to the Oil Service HOLDERSSM Trust.

♦

Fluctuation of NAV—The net asset value (the “NAV”) of the underlying equity may fluctuate with changes in the market value of the underlying equity’s securities holdings. The market prices of the shares of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of the underlying equity may differ from its NAV per share; shares of the underlying equity may trade at, above or below their NAV per share.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act” are required to periodically file certain financial and other information specified by the SEC. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Oil Service HOLDRSSM Trust (OIH)

According to publicly available information, the Oil Service HOLDRSSM Trust issues Depositary Receipts called Oil Services HOLDERSSM representing undivided beneficial ownership in the common stock (“Underlying Stock”) of a group of specified companies that, among other things, provide drilling, well-site management and related products and services for the oil service industry. The Oil Service HOLDRSSM are listed on the NYSE Arca under the symbol “OIH.”

The Oil Service HOLDRSSM Trust was formed under the depositary trust agreement, dated as of February 6, 2001, among The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Depositary Receipts. The trust is not a registered investment company under the Investment Company Act of 1940. Information provided to or filed with the SEC by the Oil Service HOLDRSSM Trust can be located by reference to the SEC file number 333-52022.

The Underlying Stock included in the Oil Service HOLDRSSM Trust may change as a result of reconstitution events, distributions of securities by underlying issuers or other events. As of September 3, 2010, the name, SEC file number and Bloomberg ticker symbol of each issuer, and the exchange on which each of the Underlying Stocks is traded are as set forth below:

Name of Issuer	SEC file number	Ticker	Exchange
Baker Hughes Inc.	001-09397	BHI	NYSE
Cameron International Corporation	001-13884	CAM	NYSE
Diamond Offshore Drilling, Inc.	001-13926	DO	NYSE
ENSCO plc	001-08097	ESV	NYSE
Exterran Holdings, Inc.	001-33666	EXH	NYSE
Halliburton Company	001-03492	HAL	NYSE
Nabors Industries Ltd.	001-32657	NBR	NYSE
National Oilwell Varco, Inc.	001-12317	NOV	NYSE
Noble Corporation	001-31306	NE	NYSE
Rowan Companies, Inc.	001-05491	RDC	NYSE
Schlumberger N.V. (Schlumberger Limited)	001-04601	SLB	NYSE
Tidewater Inc.	001-06311	TDW	NYSE
Transocean Ltd.	000-53533	RIG	NYSE
Weatherford International Ltd.	001-34258	WFT	NYSE

The Securities are linked solely to the performance of the Depositary Receipts and not to the performance of the Underlying Stocks set forth above, whether individually or in the aggregate. The Depositary Receipts are not the same as the Underlying Stocks and may trade at a discount to the aggregate value of the Underlying Stocks.

Additional information relating to the Underlying Stocks can also be found through www.sec.gov by accessing the file numbers above. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on January 18, 2011 was $147.54. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004	$74.92	$61.40	$70.25
4/1/2004	6/30/2004	$73.54	$64.32	$72.22
7/1/2004	9/30/2004	$82.58	$68.16	$81.73
10/1/2004	12/31/2004	$87.00	$77.44	$85.10
1/3/2005	3/31/2005	$99.92	$81.25	$96.24
4/1/2005	6/30/2005	$104.20	$85.89	$102.00
7/1/2005	9/30/2005	$125.60	$102.28	$123.92
10/3/2005	12/30/2005	$134.79	$107.75	$128.80
1/3/2006	3/31/2006	$157.10	$133.38	$146.90
4/3/2006	6/30/2006	$167.38	$132.14	$149.32
7/3/2006	9/26/2006	$151.57	$122.54	$129.68
10/2/2006	12/29/2006	$150.29	$120.50	$139.59
1/3/2007	3/30/2007	$147.95	$126.09	$145.80
4/2/2007	6/29/2007	$180.25	$148.45	$174.50
7/2/2007	9/28/2007	$195.66	$160.99	$191.87
10/1/2007	12/31/2007	$201.11	$173.24	$189.12
1/2/2008	3/31/2008	$193.17	$155.80	$176.90
4/1/2008	6/30/2008	$224.16	$179.87	$222.19
7/1/2008	9/30/2008	$224.35	$139.80	$146.30
10/1/2008	12/31/2008	$140.26	$65.72	$73.75
1/2/2009	3/31/2009	$86.55	$66.67	$74.02
4/1/2009	6/30/2009	$114.17	$74.91	$97.68
7/1/2009	9/30/2009	$120.68	$89.23	$117.43
10/1/2009	12/31/2009	$130.60	$111.30	$119.00
1/1/2010	3/31/2010	$132.82	$115.00	$122.59
4/1/2010	6/30/2010	$135.34	$89.48	$94.64
7/1/2010	9/30/2010	$114.13	$96.24	$113.15
10/1/2010	12/31/2010	$140.53	$111.50	$140.53
1/3/2011	1/18/2011*	$147.54	$136.44	$147.54

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 18, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of the underlying equity from August 15, 2002 to January 18, 2011. The dotted line represents the Trigger Price, which is equal to 60% of the Initial Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.